EXHIBIT 99.1

[LOGO]

FOR IMMEDIATE RELEASE

ALLIED RISER COMMUNICATIONS ("ARC") ADDITIONAL COST REDUCTIONS
(DALLAS, TX, May 21, 2001) -- Allied Riser Communications Corporation (Nasdaq: ARCC) today announced that consistent with its commitment to drive additional costs from the business as announced during its first quarter earnings call, has reduced its workforce by approximately 117 employees or about 23 percent. These reductions include losses due to attrition since February 15, 2001.

"These reductions reflect our on-going efforts to make judicious cost cutting decisions while preserving our pledge to deliver quality services to our existing and future customers," said Jerry Dinsmore, ARC's president and chief executive officer. "Our level of customer care has only increased as we have stream lined our operations to become more efficient and customer focused."

About Allied Riser Communications
ARC is a pioneer in delivering reliable and innovative, 'first mile' broadband services and applications that enable small- and medium-sized business owners to concentrate on running their companies, while leveraging ARC's expertise to meet their communications needs. ARC designs, constructs, deploys, and manages high-speed, broadband networks inside commercial office buildings located in major North American markets. Dallas-based ARC combines a balance of real estate and technology expertise with an understanding of customers' specific business communication needs to provide unbundled data communication solutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:
Some of the statements contained in this release are not historical facts and may be deemed to contain forward-looking statements, including but not limited to statements regarding overall market demand for market acceptance of the Company's services, the intention to deploy data networks or services in additional buildings or markets and the timing and breadth of penetration in each building or market. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the intense competition for the Company's service offerings, dependence on growth in demand for the Company's services, ability to manage growth of our operations, the ability to raise additional capital and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any of the forward-looking statements contained herein to reflect future events or developments.

Contact:
Joey D. Mooring; Sr. Mgr. Corp. Comm. & Investor Relations; Allied Riser Communications Corporation; 214-560-2357; email: jmooring@arcmail.com

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